Exhibit 99.1
NEWS RELEASE
FOR IMMEDIATE RELEASE: November 13, 2024

HELMERICH & PAYNE, INC. ANNOUNCES FISCAL FOURTH QUARTER & FISCAL YEAR RESULTS

•The Company reported fiscal fourth quarter and fiscal year 2024 net income of $0.76 and $3.43 per diluted share, respectively, including select items(1) that had a neutral impact on fiscal fourth quarter diluted earnings per share and a $(0.07) per share impact on fiscal year diluted share

•The North America Solutions ("NAS") segment exited the fourth quarter of fiscal year 2024 with 151 active rigs and recognized revenue per day of approximately $39,100/day with associated direct margins(2) per day of $19,800/day during the quarter

•Quarterly NAS operating income decreased $8 million sequentially to $156 million; while direct margins(2) decreased $3 million to approximately $275 million, as revenues decreased by $2 million to $618 million and expenses increased by $1 million to $344 million

•H&P's North America Solutions segment anticipates exiting the first quarter of fiscal year 2025 between 147-153 active rigs

•H&P expects capital expenditures for fiscal year 2025 to range between $290 and $325 million; note these current capital expenditures expectations do not include any amounts related to the pending KCA Deutag acquisition

•On September 11, 2024, the Board of Directors of the Company declared a quarterly cash dividend of $0.25 per share, payable on December 2, 2024, to stockholders of record at the close of business on November 18, 2024

Helmerich & Payne, Inc. (NYSE: HP) reported net income of $75 million, or $0.76 per diluted share, from operating revenues of $694 million for the quarter ended September 30, 2024, compared to net income of $89 million, or $0.88 per diluted share, from operating revenues of $698 million for the quarter ended June 30, 2024. The net income per diluted share for the fourth and third quarters of fiscal year 2024 include $0.00 and net $(0.04) of after-tax gains and losses, respectively, comprised of select items(2). For the fourth quarter of fiscal year 2024, select items(2) were comprised of:

•$0.10 of after-tax gains related to the non-cash fair market value adjustments to our equity investments
•$(0.10) of after-tax losses related to acquisition transaction and integration costs and fees associated with acquisition financing

Net cash provided by operating activities was $169 million for the fourth quarter of fiscal year 2024 compared to $197 million for the third quarter of fiscal year 2024.

Helmerich & Payne | 222 N Detroit Ave. | Suite 1100
Tulsa, OK 74120 | 918.588.5190 | helmerichpayne.com

News Release
November 13, 2024

For fiscal year 2024, the Company reported net income of $344 million, or $3.43 per diluted share, from operating revenues of $2.8 billion. The net income per diluted share includes $(0.07) of after-tax losses comprised of select items(2). Net cash provided by operating activities was $685 million in fiscal year 2024 compared to $834 million in fiscal year 2023.

President and CEO John Lindsay commented, "The Company delivered on another strong year in fiscal 2024. Our North America Solutions segment was able to maintain its rig count within a relatively narrow- band, accrete market share, and achieve another year of solid economic performance, all despite a roughly 5% decline in the overall U.S. rig count. These results continue to exemplify our relentless focus on creating value for our customers. In our International Solutions segment, fiscal 2024 was historic for a couple of reasons. First, after years of effort and preparation, we won a sizeable tender award with Saudi Aramco and delivered our first rig to Saudi Arabia. Second, we announced our intentions to acquire KCA Deutag, which we believe firmly positions H&P as a global leader in onshore drilling.
"During the fourth fiscal quarter, our NAS rig activity trended as we expected; up by a handful of rigs from the previous quarter and exiting at 151 rigs. Along with the increasing rig count, the NAS segment was also able to sustain its direct margin at a healthy level, which again, is a testament to our ability to deliver value through our drilling solutions approach. Heading into the first fiscal quarter of 2025, we expect our rig count to remain relatively flat as incremental demand for rigs is fairly matched with rigs rolling from existing commitments. Similarly, we expect NAS direct margins to remain relatively flat as well.
"In our International Solutions segment, our first rig in Saudi Arabia has commenced operations and we have exported four more rigs to the country with a goal of exporting the remaining three rigs prior to calendar year-end. Once all of the rigs are accepted and begin operations, we will have eight rigs working for Saudi Aramco in unconventional natural gas plays. The rig count in our other international operations is holding relatively stable and while we are optimistic around current and future tendering opportunities, we do not expect a sizeable shift in that rig count during fiscal 2025.
"In late July of this year, the Company announced its intentions to acquire KCA Deutag for approximately $2.0 billion. This acquisition is transformative in that it accelerates H&P's international growth strategy by significantly enhancing our presence in key Middle East energy markets. We believe this acquisition will greatly increase H&P's global scale and diversification, not only in the Middle East, but also by adding a sizeable complementary, and asset-lite offshore management contract business. We have every confidence that the KCA Deutag acquisition will strengthen the Company's overall cash flow profile with a more diversified and durable revenue stream in the long-term."
Senior Vice President and CFO Kevin Vann also commented, "During the last few months, the Company has shored up the financing of the KCA Deutag acquisition. We established a $400 million, two-year term loan, raised $1.25 billion in bonds with various maturities of three, five, and ten years with a combined average interest rate of approximately 5%, and more recently sold the Company's stake in ADNOC Drilling through a private placement that yielded proceeds of approximately $197 million, substantially more than originally anticipated. We continue to work through the customary closing conditions and regulatory approvals for the KCA Deutag acquisition, making good progress, and still expect the transaction to close prior to calendar 2024 year end.
"Moving into fiscal 2025, our planned capital expenditures are expected to range between $290 and $325 million, representing a sizeable sequential decrease from H&P's fiscal 2024 spend. This planned sequential decrease is driven by a lower maintenance capex per rig in our NAS segment as the Company has substantially completed capital spending related to the deferments that were made during the years impacted by the pandemic. As a consequence, maintenance capex per rig appears to be moving back towards historical levels of approximately $1.0 million per active rig. Another main contributor to the projected decrease in capex is a lower level of international growth capex as fiscal 2024 capex was heavily impacted by spending related to a 7-rig tender award with Saudi Aramco. The anticipated reduction in the planned fiscal 2025 capex relative to fiscal 2024, which we currently believe will be approximately $190 million, is projected to create a significant increase in the Company's projected free cash flow(3). Additionally, as a reminder, in fiscal 2024 we allocated approximately $200 million of free cash flow to a base dividend, a supplemental dividend, and share repurchases. We expect to continue to allocate approximately $100 million to our annual base dividend of $1/share; however, a priority will be placed on using the remaining free cash flow to reduce the debt incurred related to the pending KCA Deutag acquisition."

News Release
November 13, 2024

John Lindsay concluded, “I am proud of what H&P has achieved this fiscal year and am excited about what we are building for the future. This next year will be one of integrating and becoming a larger and globally diversified company. We look forward to welcoming KCA Deutag's talented employees to the H&P team, and together we will maintain our shared attentiveness towards safety and to creating value for our customers."
Operating Segment Results for the Fourth Quarter of Fiscal Year 2024
North America Solutions:
This segment had operating income of $155.7 million compared to operating income of $163.4 million during the previous quarter, a decrease of $7.7 million. The decrease in operating income was primarily attributable to sequentially lower operating revenues and higher depreciation expense associated with walking rig conversions. Direct margin(2) decreased by $2.8 million to $274.6 million sequentially.

International Solutions:
This segment had an operating loss of $5.1 million compared to an operating loss of $4.8 million during the previous quarter. Direct margin(2) during the fourth fiscal quarter was $0.3 million compared to $0.4 million during the previous quarter. Current quarter results included a $1.1 million foreign currency loss compared to a $2.1 million foreign currency loss in the previous quarter.

Offshore Gulf of Mexico:
This segment had operating income of $4.3 million compared to operating income of $5.0 million during the previous quarter. Direct margin(2) for the quarter was $7.1 million compared to $7.6 million in the previous quarter.

Operational Outlook for the First Quarter of Fiscal Year 2025
 North America Solutions:
•We expect North America Solutions direct margins(3) to be between $260-$280 million
•We expect to exit the quarter between approximately 147-153 contracted rigs

International Solutions (does not include any amounts related to the pending KCA Deutag acquisition):
•We expect International Solutions direct margins(3) to be between $(2)-$2 million, exclusive of any foreign exchange gains or losses

Offshore Gulf of Mexico (does not include any amounts related to the pending KCA Deutag acquisition):
•We expect Offshore Gulf of Mexico direct margins(3) to be between $7-$9 million

Other Estimates for Fiscal Year 2025 (does not include any amounts related to the pending KCA Deutag acquisition)
•Gross capital expenditures are expected to be approximately $290 to $325 million;
▪approximately 85% expected for North America Solutions, including maintenance per active rig of approximately $1.0 million, planned rig-related equipment upgrades, and six planned walking conversions
▪approximately 15% expected for International Solutions and Offshore Gulf of Mexico, primarily for rig maintenance and the remaining spend related to the 7-rig tender award with Saudi Aramco
▪ongoing asset sales include reimbursements for lost and damaged tubulars and sales of other used drilling equipment that offset a portion of the gross capital expenditures and are expected to total approximately $45 million in fiscal year 2025
•Depreciation for fiscal year 2025 is expected to be approximately $400 million
•Research and development expenses for fiscal year 2025 are expected to be roughly $32 million
•General and administrative expenses for fiscal year 2025 are expected to be approximately $235 million
•Cash taxes for fiscal year 2025 are expected to be approximately $140 to $190 million

News Release
November 13, 2024

Select Items(2) Included in Net Income per Diluted Share

Fourth quarter of fiscal year 2024 net income of $0.76 per diluted share included a net impact of $0.00 per share in after-tax gains and losses comprised of the following:

•$0.10 of non-cash after-tax gains related to fair market value adjustments to our equity investments
•$(0.05) of after-tax losses related to fees associated with acquisition financing
•$(0.05) of after-tax losses related to transaction and integration costs

Third quarter of fiscal year 2024 net income of $0.88 per diluted share included $(0.04) in after-tax gains and losses comprised of the following:

•$0.06 of non-cash after-tax gains related to fair market value adjustments to equity investments
•$(0.05) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina
•$(0.05) of after-tax losses related to transaction and integration costs

Fiscal year 2024 net income of $3.43 per diluted share included $(0.07) in after-tax gains and losses comprised of the following:

•$0.16 of non-cash after-tax gains related to fair market value adjustments to our equity investments
•$(0.03) of after-tax losses related to research and development expenses associated with an asset acquisition
•$(0.05) of after-tax losses related to fees associated with acquisition financing
•$(0.05) of after-tax losses on a Blue Chip Swap transaction to repatriate cash to the U.S. from Argentina
•$(0.10) of after-tax losses related to transaction and integration costs

Conference Call

A conference call will be held on Thursday, November 14, 2024 at 11:00 a.m. (ET) with John Lindsay, President and CEO, Kevin Vann, Senior Vice President and CFO, and Dave Wilson, Vice President of Investor Relations, to discuss the Company’s fourth quarter fiscal year 2024 results. Dial-in information for the conference call is (800) 225-9448 for domestic callers or (203) 518-9708 for international callers. The call access code is ‘Helmerich’. You may also listen to the conference call that will be broadcast live over the Internet by logging on to the Company’s website at http://www.helmerichpayne.com and accessing the corresponding link through the investor relations section by clicking on “Investors” and then clicking on “News and Events - Events & Presentations” to find the event and the link to the webcast.

About Helmerich & Payne, Inc.

Founded in 1920, Helmerich & Payne, Inc. (H&P) (NYSE: HP) is committed to delivering industry leading levels of drilling productivity and reliability. H&P operates with the highest level of integrity, safety and innovation to deliver superior results for its customers and returns for shareholders. Through its subsidiaries, the Company designs, fabricates and operates high-performance drilling rigs in conventional and unconventional plays around the world. H&P also develops and implements advanced automation, directional drilling and survey management technologies. At September 30, 2024, H&P's fleet included 228 land rigs in the United States, 27 international land rigs and seven offshore platform rigs. For more information, see H&P online at www.helmerichpayne.com.

News Release
November 13, 2024

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties. All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s business strategy, future financial position, operations outlook, future cash flow, future use of generated cash flow, dividend amounts and timing, future share repurchases, investments, active rig count projections, budgets, projected costs and plans, objectives of management for future operations, contract terms, financing and funding, capex spending, outlook for domestic and international markets, and actions by customers, and statements regarding the consummation and expected impact of the KCA Deutag acquisition are forward-looking statements. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections and other disclosures in the Company’s SEC filings, including but not limited to its annual report on Form 10‑K and quarterly reports on Form 10‑Q. As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements. Investors are cautioned not to put undue reliance on such statements. We undertake no duty to publicly update or revise any forward-looking statements, whether as a result of new information, changes in internal estimates, expectations or otherwise, except as required under applicable securities laws.

Helmerich & Payne uses its Investor Relations website as a channel of distribution of material company information. Such information is routinely posted and accessible on its Investor Relations website at www.helmerichpayne.com. Information on our website is not part of this release.

Note Regarding Trademarks. Helmerich & Payne, Inc. owns or has rights to the use of trademarks, service marks and trade names that it uses in conjunction with the operation of its business. Some of the trademarks that appear in this release or otherwise used by H&P include FlexRig, which may be registered or trademarked in the United States and other jurisdictions.

(1) Select items are considered non-GAAP metrics and are included as a supplemental disclosure as the Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future periods results. Select items are excluded as they are deemed to be outside the Company's core business operations. See Non-GAAP Measurements.

(2) Direct margin, which is considered a non-GAAP metric, is defined as operating revenues (less reimbursements) less direct operating expenses (less reimbursements) and is included as a supplemental disclosure. We believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See Non-GAAP Measurements for a reconciliation of segment operating income(loss) to direct margin. Expected direct margin for the first quarter of fiscal 2025 is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of certain items. Therefore, as a result of the uncertainty and variability of the nature and amount of future items and adjustments, which could be significant, we are unable to provide a reconciliation of expected direct margin to the most comparable GAAP measure without unreasonable effort.

(3) Free cash flow, which is considered a non-GAAP metric, is defined as net cash provided by/used in operating activities less capital expenditures. We believe that free cash flow is useful measure to assess and understand the financial performance of the Company. This financial measure is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.

Contact: Dave Wilson, Vice President of Investor Relations
investor.relations@hpinc.com
(918) 588‑5190

News Release
November 13, 2024

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
	Three Months Ended			Year Ended
(in thousands, except per share amounts)	September 30,	June 30,	September 30,	September 30,
	2024	2024	2023	2024	2023
OPERATING REVENUES
Drilling services	$691,293	$695,139	$657,258	$2,746,128	$2,862,677
Other	2,500	2,585	2,348	10,479	9,744
	693,793	697,724	659,606	2,756,607	2,872,421
OPERATING COSTS AND EXPENSES
Drilling services operating expenses, excluding depreciation and amortization	408,043	417,028	408,555	1,630,225	1,715,098
Other operating expenses	1,176	1,144	1,160	4,483	4,477
Depreciation and amortization	100,992	97,816	94,593	397,344	382,314
Research and development	8,862	10,555	7,326	40,967	30,046
Selling, general and administrative	66,923	60,190	56,076	244,877	206,657
Asset impairment charges	—	—	—	—	12,097
Acquisition transaction costs	7,452	6,680	—	14,982	—
Gain on reimbursement of drilling equipment	(8,622)	(9,732)	(10,233)	(33,309)	(48,173)
Other loss on sale of assets	2,421	2,730	8,410	5,139	8,016
	587,247	586,411	565,887	2,304,708	2,310,532
OPERATING INCOME	106,546	111,313	93,719	451,899	561,889
Other income (expense)
Interest and dividend income	11,979	11,888	7,885	41,168	28,393
Interest expense	(16,124)	(4,336)	(4,365)	(29,093)	(17,283)
Gain on investment securities	13,851	389	5,176	13,953	11,299
Other	102	3,134	10,299	3,093	9,081
	9,808	11,075	18,995	29,121	31,490
Income before income taxes	116,354	122,388	112,714	481,020	593,379
Income tax expense	40,878	33,703	35,092	136,855	159,279
NET INCOME	$75,476	$88,685	$77,622	$344,165	$434,100

Basic earnings per common share	$0.75	$0.89	$0.78	$3.43	$4.18

Diluted earnings per common share	$0.76	$0.88	$0.77	$3.43	$4.16

Weighted average shares outstanding:
Basic	98,755	98,752	99,427	98,857	102,447
Diluted	98,995	99,007	99,884	99,067	102,852

News Release
November 13, 2024

HELMERICH & PAYNE, INC.
CONSOLIDATED BALANCE SHEETS
	September 30,	September 30,
(in thousands except share data and share amounts)	2024	2023
ASSETS
Current Assets:
Cash and cash equivalents	$217,341	$257,174
Restricted cash	68,902	59,064
Short-term investments	292,919	93,600
Accounts receivable, net of allowance of $2,977 and $2,688, respectively	418,604	404,188
Inventories of materials and supplies, net	117,884	94,227
Prepaid expenses and other, net	76,419	97,727
Assets held-for-sale	—	645
Total current assets	1,192,069	1,006,625

Investments, net	100,567	264,947
Property, plant and equipment, net	3,016,277	2,921,695
Other Noncurrent Assets:
Goodwill	45,653	45,653
Intangible assets, net	54,147	60,575
Operating lease right-of-use asset	67,076	50,400
Restricted cash	1,242,417	—
Other assets, net	63,692	32,061
Total other noncurrent assets	1,472,985	188,689

Total assets	$5,781,898	$4,381,956

LIABILITIES & SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$135,084	$130,852
Dividends payable	25,024	25,194
Accrued liabilities	286,841	262,885
Total current liabilities	446,949	418,931

Noncurrent Liabilities:
Long-term debt, net	1,782,182	545,144
Deferred income taxes	495,481	517,809
Other	140,134	128,129
Total noncurrent liabilities	2,417,797	1,191,082

Shareholders' Equity:
Common stock, $0.10 par value, 160,000,000 shares authorized, 112,222,865 shares issued as of September 30, 2024 and 2023, and 98,755,412 and 99,426,526 shares outstanding as of September 30, 2024 and 2023, respectively	11,222	11,222
Preferred stock, no par value, 1,000,000 shares authorized, no shares issued	—	—
Additional paid-in capital	518,083	525,369
Retained earnings	2,883,590	2,707,715
Accumulated other comprehensive loss	(6,350)	(7,981)
Treasury stock, at cost, 13,467,453 shares and 12,796,339 shares as of September 30, 2024 and 2023, respectively	(489,393)	(464,382)
Total shareholders’ equity	2,917,152	2,771,943
Total liabilities and shareholders' equity	$5,781,898	$4,381,956

News Release
November 13, 2024

HELMERICH & PAYNE, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Year Ended September 30,
(in thousands)	2024	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$344,165	$434,100	$6,953
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	397,344	382,314	403,170
Asset impairment charges	—	12,097	4,363
Amortization of debt discount and debt issuance costs	10,560	1,079	1,200
Loss on extinguishment of debt	—	—	60,083
Stock-based compensation	31,198	32,456	28,032
Gain on investment securities	(13,953)	(11,299)	(57,937)
Gain on reimbursement of drilling equipment	(33,309)	(48,173)	(29,443)
Other (gain) loss on sale of assets	5,139	8,016	(5,432)
Deferred income tax benefit	(23,191)	(20,400)	(28,488)
Other	5,132	8,979	7,140
Changes in assets and liabilities	(38,422)	34,513	(155,728)
Net cash provided by operating activities	684,663	833,682	233,913

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(495,072)	(395,460)	(250,894)
Other capital expenditures related to assets held-for-sale	—	—	(21,645)
Purchase of short-term investments	(200,653)	(180,993)	(165,109)
Purchase of long-term investments	(9,120)	(20,748)	(51,241)
Proceeds from sale of short-term investments	204,152	195,311	244,728
Proceeds from sale of long-term investments	—	—	22,042
Proceeds from asset sales	46,412	70,085	62,304
Insurance proceeds from involuntary conversion	5,533	9,221	—
Other	(10,000)	—	(7,500)
Net cash used in investing activities	(458,748)	(322,584)	(167,315)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(168,459)	(201,456)	(107,395)
Proceeds from debt issuance	1,247,629	—	—
Debt issuance costs	(22,934)	—	—
Payments for employee taxes on net settlement of equity awards	(12,177)	(14,410)	(5,505)
Payment of contingent consideration from acquisition of business	(6,250)	(250)	(250)
Payments for early extinguishment of long-term debt	—	—	(487,148)
Make-whole premium payment	—	—	(56,421)
Share repurchases	(51,302)	(247,213)	(76,999)
Other	—	(540)	(587)
Net cash provided by (used in) financing activities	986,507	(463,869)	(734,305)
Net increase (decrease) in cash and cash equivalents and restricted cash	1,212,422	47,229	(667,707)
Cash and cash equivalents and restricted cash, beginning of period	316,238	269,009	936,716
Cash and cash equivalents and restricted cash, end of period	$1,528,660	$316,238	$269,009

News Release
November 13, 2024

HELMERICH & PAYNE, INC.
SEGMENT REPORTING
	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands, except operating statistics)	2024	2024	2023	2024	2023
NORTH AMERICA SOLUTIONS
Operating revenues	$618,285	$620,040	$575,188	$2,445,946	$2,519,743
Direct operating expenses	343,651	342,617	336,374	1,366,414	1,447,528
Depreciation and amortization	92,647	89,207	87,883	366,446	353,976
Research and development	8,987	10,623	7,406	41,305	30,457
Selling, general and administrative expense	17,305	14,234	15,003	61,107	58,367
Asset impairment charges	—	—	—	—	3,948
Segment operating income	$155,695	$163,359	$128,522	$610,674	$625,467
Financial Data and Other Operating Statistics1:
Direct margin (Non-GAAP)[2]	$274,634	$277,423	$238,814	$1,079,532	$1,072,215
Revenue days[3]	13,871	13,683	13,672	55,387	61,814
Average active rigs[4]	151	150	149	151	169
Number of active rigs at the end of period[5]	151	146	147	151	147
Number of available rigs at the end of period	228	232	233	228	233
Reimbursements of "out-of-pocket" expenses	$76,148	$74,915	$65,582	$294,375	$304,870

INTERNATIONAL SOLUTIONS
Operating revenues	$45,463	$47,882	$53,183	$193,975	$212,566
Direct operating expenses	45,155	47,446	53,650	174,634	187,292
Depreciation	3,314	2,797	2,400	10,863	7,615
Selling, general and administrative expense	2,091	2,483	2,156	9,427	10,401
Asset impairment charge	—	—	—	—	8,149
Segment operating loss	$(5,097)	$(4,844)	$(5,023)	$(949)	$(891)
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$308	$436	$(467)	$19,341	$25,274
Revenue days[3]	1,336	1,067	1,170	4,614	4,788
Average active rigs[4]	15	12	13	13	13
Number of active rigs at the end of period[5]	16	12	13	16	13
Number of available rigs at the end of period	27	23	22	27	22
Reimbursements of "out-of-pocket" expenses	$1,065	$2,069	$2,484	$8,482	$10,227

OFFSHORE GULF OF MEXICO
Operating revenues	$27,545	$27,218	$28,880	$106,207	$130,244
Direct operating expenses	20,468	19,611	21,489	82,668	96,781
Depreciation	1,723	1,798	1,951	7,530	7,622
Selling, general and administrative expense	1,079	799	722	3,594	3,035
Segment operating income	$4,275	$5,010	$4,718	$12,415	$22,806
Financial Data and Other Operating Statistics[1]:
Direct margin (Non-GAAP)[2]	$7,077	$7,607	$7,391	$23,539	$33,463
Revenue days[3]	276	273	368	1,111	1,460
Average active rigs[4]	3	3	4	3	4
Number of active rigs at the end of period[5]	3	3	4	3	4
Number of available rigs at the end of period	7	7	7	7	7
Reimbursements of "out-of-pocket" expenses	$7,287	$7,746	$7,439	$31,717	$30,445

(1)These operating metrics and financial data, including average active rigs, are provided to allow investors to analyze the various components of segment financial results in terms of activity, utilization and other key results. Management uses these metrics to analyze historical segment financial results and as the key inputs for forecasting and budgeting segment financial results.
(2)Direct margin, which is considered a non-GAAP metric, is defined as operating revenues less direct operating expenses and is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. See — Non-GAAP Measurements below for a reconciliation of segment operating income (loss) to direct margin.
(3)Defined as the number of contractual days we recognized revenue for during the period.
(4)Active rigs generate revenue for the Company; accordingly, 'average active rigs' represents the average number of rigs generating revenue during the applicable time period. This metric is calculated by dividing revenue days by total days in the applicable period (i.e. 92 days for the three months ended September 30, 2024 and 2023, 91 days for the three months ended June 30, 2024, 366 days for the year ended September 30, 2024 and 365 days for the year ended September 30, 2023).
(5)Defined as the number of rigs generating revenue at the applicable end date of the time period.

News Release
November 13, 2024

    Segment operating income (loss) for all segments is a non-GAAP financial measure of the Company’s performance, as it excludes acquisition transaction costs, gain on sale of assets, corporate selling, general and administrative expenses, and corporate depreciation. The Company considers segment operating income (loss) to be an important supplemental measure of operating performance for presenting trends in the Company’s core businesses. This measure is used by the Company to facilitate period-to-period comparisons in operating performance of the Company’s reportable segments in the aggregate by eliminating items that affect comparability between periods. The Company believes that segment operating income (loss) is useful to investors because it provides a means to evaluate the operating performance of the segments and the Company on an ongoing basis using criteria that are used by our internal decision makers. Additionally, it highlights operating trends and aids analytical comparisons. However, segment operating income (loss) has limitations and should not be used as an alternative to operating income or loss, a performance measure determined in accordance with GAAP, as it excludes certain costs that may affect the Company’s operating performance in future periods.

The following table reconciles operating income (loss) per the information above to income before income taxes as reported on the Consolidated Statements of Operations:

	Three Months Ended			Year Ended
	September 30,	June 30,	September 30,	September 30,
(in thousands)	2024	2024	2023	2024	2023
Operating income (loss)
North America Solutions	$155,695	$163,359	$128,522	$610,674	$625,467
International Solutions	(5,097)	(4,844)	(5,023)	(949)	(891)
Offshore Gulf of Mexico	4,275	5,010	4,668	12,415	22,806
Other	714	(4,791)	2,272	(1,359)	15,876
Eliminations	2,315	(616)	158	1,261	4,671
Segment operating income	$157,902	$158,118	$130,597	$622,042	$667,929
Acquisition transaction costs	(7,452)	(6,680)	—	(14,982)	—
Gain on reimbursement of drilling equipment	8,622	9,732	10,233	33,309	48,173
Other loss on sale of assets	(2,421)	(2,730)	(8,410)	(5,139)	(8,016)
Corporate selling, general and administrative costs and corporate depreciation	(50,105)	(47,127)	(38,701)	(183,331)	(146,197)
Operating income	$106,546	$111,313	$93,719	$451,899	$561,889
Other income (expense):
Interest and dividend income	11,979	11,888	7,885	41,168	28,393
Interest expense	(16,124)	(4,336)	(4,365)	(29,093)	(17,283)
Gain on investment securities	13,851	389	5,176	13,953	11,299
Other	102	3,134	10,299	3,093	9,081
Total unallocated amounts	9,808	11,075	18,995	29,121	31,490
Income before income taxes	$116,354	$122,388	$112,714	$481,020	$593,379

News Release
November 13, 2024

SUPPLEMENTARY STATISTICAL INFORMATION
Unaudited

U.S. LAND RIG COUNTS & MARKETABLE FLEET STATISTICS

	November 13,	September 30,	June 30,	Q4FY24
	2024	2024	2024	Average
U.S. Land Operations
Term Contract Rigs	85	88	83	87
Spot Contract Rigs	64	63	63	64
Total Contracted Rigs	149	151	146	151
Idle or Other Rigs	79	77	86	79
Total Marketable Fleet	228	228	232	230

H&P GLOBAL FLEET UNDER TERM CONTRACT STATISTICS
Number of Rigs Already Under Long-Term Contracts(*)
(Estimated Quarterly Average — as of 9/30/24)

	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4
Segment	FY25	FY25	FY25	FY25	FY26	FY26	FY26	FY26
U.S. Land Operations	85.8	76.5	52.6	46.0	35.4	17.0	15.8	15.0
International Land Operations	10.5	13.1	12.0	12.0	11.8	11.0	11.0	10.2
Offshore Operations	—	—	—	—	—	—	—	—
Total	96.3	89.6	64.6	58.0	47.2	28.0	26.8	25.2
(*) All of the above rig contracts have original terms equal to or in excess of six months and include provisions for early termination fees.

News Release
November 13, 2024

NON-GAAP MEASUREMENTS

NON-GAAP RECONCILIATION OF SELECT ITEMS AND ADJUSTED NET INCOME(**)

	Three Months Ended September 30, 2024
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$75,476	$0.76
(-) Fair market adjustment to equity investments	$13,764	$4,073	$9,691	$0.10
(-) Fees associated with the acquisition financing	$(7,167)	$(2,043)	$(5,124)	$(0.05)
(-) Expenses related to transaction and integration costs	$(7,452)	$(2,287)	$(5,165)	$(0.05)
Adjusted net income			$76,074	$0.76

	Three Months Ended June 30, 2024
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$88,685	$0.88
(-) Fair market adjustment to equity investments	$7,508	$1,944	$5,564	$0.06
(-) Expenses related to transaction and integration costs	$(6,680)	$(1,730)	$(4,950)	$(0.05)
(-) Losses on a Blue Chip Swap transaction	$(7,112)	$(1,842)	$(5,270)	$(0.05)
Adjusted net income			$93,341	$0.92

	Twelve Months Ended September 30, 2024
(in thousands, except per share data)	Pretax	Tax	Net	EPS
Net income (GAAP basis)			$344,165	$3.43
(-) Fair market adjustment to equity investments	$20,948	$5,970	$14,978	$0.16
(-) Research and development expenses associated with an asset acquisition	$(3,840)	$(995)	$(2,845)	$(0.03)
(-) Fees associated with the acquisition financing	$(7,167)	$(2,043)	$(5,124)	$(0.05)
(-) Losses on a Blue Chip Swap transaction	$(7,112)	$(1,878)	$(5,234)	$(0.05)
(-) Expenses related to transaction and integration costs	$(14,982)	$(4,270)	$(10,712)	$(0.10)
Adjusted net income			$353,102	$3.50

(**)The Company believes identifying and excluding select items is useful in assessing and understanding current operational performance, especially in making comparisons over time involving previous and subsequent periods and/or forecasting future period results. Select items are excluded as they are deemed to be outside of the Company's core business operations.

News Release
November 13, 2024

NON-GAAP RECONCILIATION OF DIRECT MARGIN
Direct margin is considered a non-GAAP metric. We define "direct margin" as operating revenues less direct operating expenses. Direct margin is included as a supplemental disclosure because we believe it is useful in assessing and understanding our current operational performance, especially in making comparisons over time. Direct margin is not a substitute for financial measures prepared in accordance with GAAP and should therefore be considered only as supplemental to such GAAP financial measures.
The following table reconciles direct margin to segment operating income (loss), which we believe is the financial measure calculated and presented in accordance with GAAP that is most directly comparable to direct margin.
.

	Three Months Ended September 30, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$155,695	$(5,097)	$4,275
Add back:
Depreciation and amortization	92,647	3,314	1,723
Research and development	8,987	—	—
Selling, general and administrative expense	17,305	2,091	1,079
Direct margin (Non-GAAP)	$274,634	$308	$7,077

	Three Months Ended June 30, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$163,359	$(4,844)	$5,010
Add back:
Depreciation and amortization	89,207	2,797	1,798
Research and development	10,623	—	—
Selling, general and administrative expense	14,234	2,483	799
Direct margin (Non-GAAP)	$277,423	$436	$7,607

	Three Months Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$128,522	$(5,023)	$4,668
Add back:
Depreciation and amortization	87,883	2,400	1,951
Research and development	7,406	—	—
Selling, general and administrative expense	15,003	2,156	772
Direct margin (Non-GAAP)	$238,814	$(467)	$7,391

	Year Ended September 30, 2024
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$610,674	$(949)	$12,415
Add back:
Depreciation and amortization	366,446	10,863	7,530
Research and development	41,305	—	—
Selling, general and administrative expense	61,107	9,427	3,594
Direct margin (Non-GAAP)	$1,079,532	$19,341	$23,539

News Release
November 13, 2024

	Year Ended September 30, 2023
(in thousands)	North America Solutions	International Solutions	Offshore Gulf of Mexico
Segment operating income (loss)	$625,467	$(891)	$22,806
Add back:
Depreciation and amortization	353,976	7,615	7,622
Research and development	30,457	—	—
Selling, general and administrative expense	58,367	10,401	3,035
Asset impairment charges	3,948	8,149	—
Direct margin (Non-GAAP)	$1,072,215	$25,274	$33,463